Exhibit (d)

                                ADVISOR AGREEMENT

                   between IOWA PUBLIC AGENCY INVESTMENT TRUST

                      and INVESTORS MANAGEMENT GROUP, LTD.

                       January 1, 2004 - December 31, 2006

                                ADVISOR AGREEMENT


        This Agreement is made by and between the Iowa Public Agency Investment Trust, an Iowa common law trust formed pursuant to Iowa Code chapter 28E and sections 331.555 and 384.21 (the "Trust"), and Investors Management Group, Ltd., an Iowa corporation (the "Advisor") as follows:

        WHEREAS, the Trust was established in Iowa by a Joint Powers Agreement and Declaration of Trust dated as of October 1, 1987; and

        WHEREAS, the beneficial interest of the Participants under the Joint Powers Agreement and Declaration of Trust in the property of each series of the Trust is divided into Units (the "Units"); and

        WHEREAS, the Trust offers a Fixed Term Automated Investment Program; and

        WHEREAS, pursuant to a Custodian Agreement, dated January 1, 2004, (the "Custodian Agreement"), Wells Fargo Bank Iowa, National Association, is custodian (the "Custodian") to the Trust; and

        WHEREAS, pursuant to an Administrator Agreement, dated January 1, 2004, Investors Management Group, Ltd. (the "Administrator") has agreed to provide certain administrative services; and

        WHEREAS, the Trust desires to avail itself of the experience, resources, advice, and assistance of the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of the Trustees of the Trust, as provided herein; and

        WHEREAS, the Advisor is willing to undertake to render such services, on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


ARTICLE I. DELIVERY OF DOCUMENTS

        Section 1.1. Documents Delivered. The Trust has delivered to the Advisor properly certified or authenticated copies of each of the following documents presently in effect and will deliver to them all future amendments and supplements, if any:

               A. Amended Joint Powers Agreement and Declaration of Trust dated as of October 1, 1987 as amended August 1, 1988 and May 1, 1993 (the "Declaration");

               B. Restated Bylaws of the Trust (the "Bylaws");

               C. Certified resolutions of the Trustees of the Trust authorizing the appointment of Investors Management Group, Ltd., as Advisor of the Trust and approving the form of this Agreement;

               D. Information Statement of the Trust (the "Information Statement"); and

               E. A Certificate of the Secretary of the Trust setting forth the names and specimen signatures of the individuals authorized to act on behalf of the Trust in connection with matters arising hereunder as authorized officers.

               F. A copy of the Custodian Agreement dated January 1, 2004.

               G. A copy of the Administrator Agreement dated January 1, 2004.

               H. A copy of the Advisor Agreement, dated January 1, 2004.

ARTICLE II. APPOINTMENT, DUTIES AND COMPENSATION


        Section 2.1. Appointment of Advisor. The Trust hereby appoints, pursuant to Section 3.1 of the Declaration, Investors Management Group, Ltd., as Advisor of the Trust on the terms and for the period set forth in this Agreement, and Investors Management Group, Ltd., hereby accepts such appointment and agrees to perform the services and duties set forth in Section 2.2 hereof for the compensation provided in Section 2.3 hereof.

           Section 2.2 Service and Duties

        The following provisions of this Agreement relate to the functions of the Advisor in its capacity as Advisor:

        A. The Advisor shall:

        1. Supervise continuously the investment program of the Trust, the administration of the investment program, and the composition of its portfolios;

        2. Provide investment research, evaluation, and supervision of the Trust's investments;

        3. Determine what investment instruments shall be purchased or sold by the Trust;

        4. Arrange for the purchase and the sale of investment instruments held in each portfolio of the Trust and the Fixed Term Automated Investment Program;

        5. In connection with the purchase of certificates of deposit by the Trust, establish and maintain a list of state banks, national banks, savings and loan associations, and savings banks located within Iowa that qualify as depositories of public agencies under Iowa law and meet criteria established or approved by the Trustees of the Trust;

        6. Place all orders for the purchase, sale, or exchange of the Trust's assets;

        7. Attend all meetings of the Trustees and Participants;

        8. Attend, assist with, or conduct workshops, informational meetings or seminars organized or sponsored by the Trust;

        9. Furnish the Trustees with statistical information, reports, and evaluation of Trust assets, and such other information as the Trustees may require for the management of the Trust; and

        10. Evaluate the performance of the Trust, the Administrator and the Custodian and furnish such other information as the Trustees may require for the management of the Trust. Such evaluations and information will be furnished in response to inquiries from Trustees and in responding thereto the Advisor will seek such information, as is appropriate, from the Custodian and from other parties. The Advisor will not undertake extensive independent investigations in order to respond to such inquiries and will therefore not be liable for losses or claims incurred by the Trust arising as a result of problems investigated by the Advisor.

        11. In conjunction with the Administrator, provide, upon the request of a Participant of the Trust, individualized advice and consultation to such Participant regarding such Participant's cash management program.

        12. Monitor daily and weekly valuations of each series and if the amortized cost value deviates materially from the market value (more than .5%) will consider what action, if any, should be initiated to reasonably eliminate or reduce material dilution or other unfair results to Participants.

        13. There shall be established by the Trust an internal control structure to assure compliance with the Declaration of Trust, the Agreements, Trust policies and procedures, and applicable laws and rules. In conjunction with the Trust appointed legal counsel and public accounting firm, provide support and assistance with audits and reviews as required by the Trust.


        B. COMPLIANCE. The Advisor shall act in conformity with the Declaration, the Bylaws and the Information Statement and with the instructions and directions of the Trustees and shall conform to and comply with all applicable federal and state laws, rules and regulations, including, but not limited to, the Investment Company Act of 1940 and all rules and regulations promulgated thereunder.

        C. PLACEMENT OF ORDERS. The Advisor shall place all orders for the purchase, sale, loan or exchange of investment instruments for the Trust's account with brokers or dealers selected by the Advisor. The Advisor shall determine whether investment instruments are Permitted Investments. The Advisor is authorized as the agent of the Trust to give oral instructions to the Trust's Administrator and Custodian, confirmed by written instructions to the Custodian, as to deliveries of securities and payments for the account of the Trust. In connection with the selection of brokers and dealers and the placing of orders, the Advisor is directed to seek the most favorable execution and price.

        D. BEST JUDGMENT. The Advisor shall give the Trust the benefit of its best judgment, experience and effort in rendering services hereunder, but the Advisor shall not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale or retention of any investment instrument, whether the purchase, sale or retention is based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if the purchase, sale or retention is made and such other individual, firm or corporation was selected with due care and in good faith. Nothing herein contained shall, however, be construed to protect the Advisor against any liability to the Trust or its Participants by reason of misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement, nor shall anything herein contained constitute a waiver or limitation on any rights which the Trust may have under any federal securities laws.

        E. MAINTAIN NAME OF TRUST. The Advisor will maintain the name "Iowa Public Agency Investment Trust" and assigns all right, title and interest in this name to the Trust and agrees to relinquish any and all right to use of this name by assignment or otherwise upon the termination of this Agreement or extension thereof.

        F. PROGRAM SUPPORT AND DEVELOPMENT. The following provisions of this Agreement relate to the functions of the Advisor in its capacity as provider of program support and development services. The Advisor shall:

        1. Provide the services of a dedicated program representative to illustrate the advantages of the investment services provided by the Trust to Participants and potential participants and administer the Unit Holder Services Plan;

        2. Annually prepare and present to the Trustees a summary of anticipated activities and the projected results of support and development of the program and Unit Holder Service;

        3. Annually prepare recommendations of enhancements to the Trustees to be funded by existing and anticipated reserves within the Trust Administration Fund; and

        4. Quarterly prepare and present to the Trustees summaries of results of program support and development activities. Section 2.3. Compensation. For the services to be rendered and the obligations assumed by the Advisor pursuant to section 2.2 of this Agreement, the Trust will pay to the Advisor as full compensation a fee as provided in attachment Exhibit A.

ARTICLE III. EXPENSES

        Section 3.1. Expenses Paid by Advisor. The Advisor shall pay the following expenses, in addition to the expenses to be paid pursuant to Section 2.2:

               A. Costs of printing the Information Statement and such other documents as may be used by the Trust in connection with its seeking and obtaining of additional Participants;

               B. Administrative costs of the Trust associated with the performance of the Agreement; and

               C. Expenses of preparing, printing and mailing Information Statements, reports, notices and proxy material to Participants of the Trust.

        Section 3.2. Expenses Paid by the Trust. All expenses of the Trust not allocated to the Advisor pursuant to Section 3.1 hereof shall be paid by the Trust, including, but not limited to the following:

(A) Interest and taxes, if any;

(B) Brokerage commissions;

(C) Compensation (if any) and expenses of its Trustees;

(D) Legal, audit and accounting expenses;

(E) Fees and expenses of the Custodian;

Costs of appropriate insurance written by reputable insurers for the Trust and its interests;

Expenses incidental to holding meetings of the Trustees or its Participants;

(H) Nonrecurring expenses as may arise, including litigation affecting the Trust and the legal obligations which the Trust may have to indemnify its officers and Trustees with respect thereto; and

(I) Trust operations expenses incurred directly by the Trust and authorized by the Trustees.

ARTICLE IV. LIMITATIONS OF LIABILITY

        Section 4.1. TRUST'S LIABILITY LIMITATION. The Trust has been created pursuant to the Declaration, a copy of which has been delivered to the Advisor. Reference is hereby made to Article V of such Declaration which contains certain provisions limiting the liability of the Trustees, Participants, officers, employees and agents of the Trust. The obligations of the Trust created hereunder are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, Participants, officers, employees or agents of the Trust, and only that portion of the Trust Property necessary to satisfy the obligations of the Trust arising hereunder shall be bound or affected by the operation of this Agreement. When dealing with third parties on behalf of the Trust, the Advisor shall include such recitals in written documents as may be reasonably requested by the Trust pursuant to the provisions of the Declaration regarding the limitation of liabilities of the Trustees, Participants, officers, employees and agents of the Trust to the third parties.

        Section 4.2. Indemnification. The Advisor will indemnify, hold harmless, and protect the Trust against any dam ages, claims, liability, and costs, including attorneys' fees, proximately caused by the Advisor's negligent error or omission in the performance of any professional services within the responsibility of the Advisor or to any breach of duty or obligation assumed by or required by the Advisor under the terms of this Agreement.


ARTICLE V.  INSURANCE REQUIREMENTS

        Section 5.1 The Advisor shall purchase and maintain such insurance as will protect the Advisor from claims set forth below which may arise out of or result from the Advisor's operations under this Agreement, whether such operations be by the Advisor or by any sub-contractor or by anyone directly or indirectly employed by and of them, or by anyone for whose acts any of them may be liable:

        A. Claims under Workers' Compensation, disability benefit, and other similar employee benefit acts.

        B. Claims for damages because of bodily injury, occupational sickness or disease, or death of the Advisor's employee.

        C. Claims for damages because of bodily injury, sickness or disease, or death of any person other than Advisor's employee.

Section 5.2 The insurance to be maintained by Advisor shall be written as follows:

A. Workers' Compensation and Employers Liability Insurance as prescribed by Iowa law minimum limits shown below covering Employers Liability:

               Bodily Injury by accident $500,000 each accident

               Bodily Injury by disease $500,000 each accident

               Bodily Injury by disease $500,000 policy limit

B. Commercial General Liability Insurance Combined Single Limits shown below covering Bodily Injury, Property Damage and Personal Injury:

               General Aggregate Limit                           $2,000,000
               Products-Completed OperationsAggregate Limit      $2,000,000
               Personal and Advertising Injury Limit             $1,000,000
               Each Occurrence Limit                             $1,000,000
               Fire Damage Limit (for any one fire)                $ 50,000
               Medical Damage Limit (any one person)                $ 5,000

C. Automobile Liability insurance, covering all owned, non-owned, hired and leased vehicles with a minimum combined single limit for Bodily Injury and Property Damage of $1,000,000 per accident. Insurance must include Contractual Liability.

D.      Bankers Professional Liability Insurance covering activities of this
        Agreement.

               Limit: Minimum of                          $5,000,000 each claim
                                                          $5,000,000 aggregate
               Retention per loss: Please state.

This insurance must include the following features.

        1. Coverage for all premises and operations. The policy shall be endorsed to provide the Aggregate Per Project Endorsement.

        2.     Personal and Advertising Injury.

        3.     Operations by independent service provider.

        4.     Contractual Liability coverage.

        5. Coverage for property damage underground or damage by explosion or collapse (XCU).

        6. Umbrella/Excess Insurance - At Advisor's option, the limits specified in this Agreement may be satisfied with a combination of primary and Umbrella/Excess Insurance.

        7. Additional Insured - The Advisor will include the Trust as additional insured on all policies except Worker's Compensation as respects all work performed under this Agreement.

        8. Insurance Certificates - Each policy noted above shall be issued by an insurance company authorized to write such insurance in the State of Iowa and shall be reasonably acceptable to the Trust. These insurance policies shall not be cancelled without at least 10 days prior written notice to the Trust. A properly executed Certificate of Insurance showing evidence of these insurance requirements shall be delivered to the Trust prior to the commencement of work.

E. Subrogation. To the extent that such insurance is in force and collectible and to the extent permitted by law, the Trust and Advisor each hereby releases and waives all right of recovery against the other or anyone claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall apply to damage to Advisor's equipment, tools, and other personal property as well as automobiles. A WAIVER OF SUBROGATION is also required as respects the Advisor's Workers Compensation insurance.


ARTICLE VI. DURATION AND TERMINATION

        Section 6.1. Term of Agreement. This Agreement, unless sooner terminated as provided in Section 6.2 or 6.3 hereof, shall continue until midnight December 31, 2006.

        Section 6.2. Early Termination. Notwithstanding the provisions of the preceding Section 6.1, this Agreement may be terminated at any time by either party, without the payment of any penalty by either party upon sixty (60) days written notice to the other party.

        Section 6.3. Termination on Assignment. This Agreement automatically and immediately terminates without notice or penalty in the event of assignment by any party hereto without giving prior written consent to such assignment.

ARTICLE VII. CONSULTATION AND RELIANCE

        Section 7.1. CONSULTATION WITH COUNSEL. The Advisor may consult with reputable and experienced legal counsel (who may be counsel to the Trust) concerning any question that may arise with reference to its duties under this Agreement, and the opinion of such counsel is full and complete protection in respect of any action taken or omitted by the Advisor in good faith and in accordance with the opinion.

        Section 7.2. Reliance on Certificates. The Advisor is not liable and is fully protected in relying upon any notice, instrument, direction or other communication that the Advisor reasonably believes (based on the most recent certificate of the Secretary of the Trust that has been received by the Advisor) to have been given by an individual authorized to act on behalf of the Trust consistent with the Agreement, the Custodian Agreement, the Administrator Agreement, the Declaration of Trust, and the policies and procedures of the Trust of which it has notice.


ARTICLE VIII. MISCELLANEOUS

        Section 8.1. Other Activities of the Advisor. Nothing in this Agreement shall prevent the Advisor or its officers, directors or employees from acting as investment advisor or manager or administrator for any other person, firm, corporation or entity and shall not in any way limit or restrict the Advisor or any of its directors, officers, partners or employees, or any of its affiliates' directors, officers, partners or employees from buying, selling or trading any investment instruments for its or their own accounts, or for the accounts of others for whom it or they may be acting. The Advisor represents that it will undertake no activities which, in its judgment, will materially adversely affect the performance of its obligations to the Trust under this Agreement. Directors, officers, partners, employees and agents of the Advisor or of affiliated persons of the Advisor may serve as officers, employees or agents of the Trust solely within the limitations of the Declaration.

        Section 8.2. Compliance with Laws, Rules and Regulations. Anything in this Agreement to the contrary notwithstanding, the Advisor shall refrain from any action which, in its reasonable judgment, or in the judgment of the Trustees of which the Advisor has written notice, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Trust or its Participants or which would not be permitted by the Declaration.

        Section 8.3. Opinions and Reports. The Advisor shall provide such opinions and reports of legal counsel and certified public accountants as may be requested regarding the Advisor Agreement and relationship with the Trust and the adequacy and sufficiency of accounting, record keeping, and reporting obligations of the Advisor pursuant to this Agreement.

        The Advisor shall provide the Trust with the most recent report of independent auditors concerning its function pursuant to this Agreement. The report shall be provided prior to each annual closing of the Trust; provided, however, that the Advisor shall notify the Trust immediately upon receipt of any such report which contains any qualifications or indication of existence of weakness.

        The Advisor shall provide the trust within thirty (30) days of receipt of all communications from its auditor or any regulatory authority of a material weakness in internal control structure, or regulatory orders or sanctions against the Advisor.

        Section 8.4. Recommendations. Without limiting the generality of the foregoing paragraph, the Advisor shall not recommend, or arrange for, the purchase by the Trust of any investment instrument which is not a Permitted Investment or the purchase or other acquisition of which would constitute a violation of the investment restrictions applicable to the Trust set forth in the Declaration or the policies and procedures of the Trust of which it has notice.

        Section 8.5. Dealing with Third Parties. When dealing with third parties on behalf of the Trust in connection with the execution of investment transactions and other matters, the Advisor shall include such recitals in written documents as may be reasonably requested by the Trust pursuant to the provisions of the Declaration regarding the limitation of liability of the Trustees, Participants, officers, employees and agents of the Trust to third parties.

        Section 8.6. Amendments. This Agreement shall not be modified or amended without the consent of each party, which consent must be evidenced by an instrument in writing executed by each party, or by their respective successors or permitted assigns.

        Section 8.7. Captions. The captions in this Agreement are included for convenience of reference only and shall in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

        Section 8.8. Severability. If any provision of this Agreement shall be held invalid under any applicable statute or regulation or by a decision of a court of competent jurisdiction, this invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions are severable.

        Section 8.9. Binding Effect. Subject to the provisions of Section 5.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        Section 8.10. Notices. Notices or consents of any kind required or permitted under this Agreement shall be in writing and shall be deemed duly delivered if delivered in person or if mailed by certified mail, return receipt requested, or telegraph, postage prepaid, to the appropriate party as follows:

        If to the Trust:
        Iowa Public Agency Investment Trust
        c/o Edgar H. Bittle
        Ahlers & Cooney, P.C.
        100 Court Avenue, Suite 600
        Des Moines, Iowa 50309


        If to the Advisor or Administrator:

        Investors Management Group, Ltd.
        1415 28th Street, Suite 200
        West Des Moines, Iowa 50266
        Attention: Mark A. McClurg


        If to the Custodian:

        Wells Fargo Bank Iowa, N.A.
        Investment Management and Trust Department
        666 Walnut Street

        P.O. Box 837Des Moines, Iowa 50304
        Attention: Vice President, Custody Services


or at such other address or to the attention of such other individual specified by written notice. Section 8.11. Entire Agreement. This Agreement, and the documents delivered pursuant to Section 1.1 constitute the entire agreement between the parties.

        Section 8.12. Applicable Law. This Agreement shall be deemed to have been executed in the State of Iowa, and the laws of the State of Iowa govern the construction of this Agreement and the rights and remedies of the respective parties hereto.

        Section 8.13. Enforcement and Waiver. Each party has the right at all times to enforce the provisions of this Agreement in strict accordance with the terms, notwithstanding any conduct or custom on the part of such party in refraining from so doing at any time or times. The failure to enforce its rights under those provisions, strictly in accordance with the same, is not construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the respective parties are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

        Section 8.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Section 8.15. Effectiveness. This Agreement shall take effect January 1, 2004.

IN WITNESS WHEREOF, the parties hereby have caused this instrument to be executed by their officers designated below as of the 27th day of August, 2003.


                                    IOWA PUBLIC AGENCY INVESTMENT TRUST

                                    By /s/  Don Kerker
                                       -------------------------------------
                                            Don Kerker, Chair



                                    INVESTORS MANAGEMENT GROUP, LTD.

                                   By /s/ James I. Mackay
                                      -------------------------------------
                                          James I. Mackay, President



                                    Exhibit A


        The Advisor shall receive an advisor fee payable monthly and computed at an annual rate equal to .12% of the Trust's average daily assets up to $150 million. If the Trust's average daily assets of the Diversified Portfolio or the DGO Portfolio are greater than $150 million but less than $250 million, the fee shall be .095% of the Trust's average daily assets for that amount in excess of $150 million for that Portfolio. If the Trust's average daily assets of the Diversified Portfolio or the DGO Portfolio are greater than $250 million, the fee shall be .07% of the Trust's average daily assets for that amount in excess of $250 million for that Portfolio.

        The annual fee for operating the Fixed Term Automated Investment Program will be 24.49% of the fee collected on securities purchased through the Fixed Term Automated Investment Program in accordance with the schedule of fees approved by the Trustees, the Administrator, the Advisor, and the Custodian. Such fee will be paid by Participants from earnings on the amount invested pursuant to the Fixed Term Automated Investment Program.

        Subject to the foregoing, the fees shall be computed daily and paid monthly.

        The fee may be modified upon the mutual agreement of the parties to this Agreement in writing.

                                    AMENDMENT



        The Amendment to the Advisor Agreement is made by and between the Iowa Public Agency Investment Trust, an Iowa common law trust formed pursuant to Iowa Code chapter 28E and sections 331.555 and 384.21 (the "Trust"), and Investors Management Group, Ltd., an Iowa corporation (the "Advisor") as follows:

        WHEREAS, the Trust was established in Iowa by a Joint Powers Agreement and Declaration of Trust dated as of October 1, 1987; and

        WHEREAS, the beneficial interest of the Participants under the Joint Powers Agreement and Declaration of Trust in the property of each series of the Trust is divided into Units (the "Units"); and

        WHEREAS pursuant to an Advisor Agreement, dated January 1, 2004 (the "Advisor Agreement"), Advisor is the Advisor for the Trust; and

        WHEREAS the Trust and Advisor mutually agree to amend the Investment Advisor Agreement pursuant to Article VIII, Section 8.6 of the Advisor Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree to revise Exhibit A tothe Advisor Agreement as follows:


1. Exhibit A shall hereby be amended to read as follows:



                                    EXHIBIT A

        The Advisor shall receive an advisor fee payable monthly and computed at an annual rate equal to .12% of the Trust's average daily assets up to $100 million. If the Trust's average daily assets of the Diversified Portfolio or the DGO Portfolio are greater than $100 million but less than $250 million, the fee shall be .095% of the Trust's average daily assets for that amount in excess of $100 million for that Portfolio. If the Trust's average daily assets of the Diversified Portfolio or the DGO Portfolio are greater than $250 million, the fee shall be .07% of the Trust's average daily assets for that amount in excess of $250 million for that Portfolio.


        The annual fee for operating the Fixed Term Automated Investment Program will be 24.49% of the fee collected on securities purchased through the Fixed Term Automated Investment Program in accordance with the schedule of fees approved by the Trustees, the Administrator, the Advisor, and the Custodian. Such fee will be paid by Participants from earnings on the amount invested pursuant to the Fixed Term Automated Investment Program.

        Subject to the foregoing, the fees shall be computed daily and paid monthly.

        The fee may be modified upon the mutual agreement of the parties to this Agreement in writing.


2. This Amendment to the Advisor Agreement shall take effect November 1, 2005.


        IN WITNESS WHEREOF, the parties hereby have hereby have caused this instrument to be executed by their officers designated below as of the 26th day of October, 2005.



                                    IOWA PUBLIC AGENCY INVESTMENT TRUST



                                    By /s/ Tom Hanafan
                                    -----------------------------------------
                                           Tom Hanafan



                                    INVESTORS MANAGEMENT GROUP, LTD.



                                    By /s/ Jeff Lorenzen
                                    -----------------------------------------
                                           Jeff Lorenzen